Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT: Robin N. Lowe Chief Financial Officer T: 1-345-815-9919 E: Robin.Lowe@AltisourceAMC.com

Altisource Residential Corporation's Rental Portfolio More Than Doubles
as Strategic Transition Accelerates

CHRISTIANSTED, U.S. Virgin Islands, November 9, 2015 (GLOBE NEWSWIRE) - Altisource Residential Corporation (“Residential” or the “Company”) (NYSE: RESI) today announced financial and operating results for the third quarter of 2015.

Third Quarter 2015 Highlights:

•
Increased rental portfolio to 2,516 homes as of September 30, 2015, including 2,105 rented properties, 156 properties listed for rent and 255 properties under leasehold renovation and unit turn, representing an increase of 156% over the 984 properties in the rental portfolio as of June 30, 2015.

•
Agreed to sell 871 non-performing loans at balance sheet carrying value; unpaid principal balance (“UPB”) of loans to be sold is $346.9 million, or approximately 15% of the total UPB in Residential's loan portfolio; sale is expected to close in the fourth quarter.¹

•	Completed purchase of 1,314 rental homes in Atlanta for an aggregate purchase price of $111.4 million.

•	Declared and paid a $0.55 per share dividend.

•	Repurchased $20.0 million of outstanding common stock under Board-approved repurchase plan.

•	Amended repurchase facility with Wells Fargo to extend the facility to September 2017, increase the funding capacity to $750.0 million and increase REO financing capability to 40% of the facility.

•	Asset management fees reduced to $5.0 million in the third quarter of 2015 from $21.1 million in the third quarter of 2014.

“In the third quarter of 2015, we took crucial steps to continue diversifying Residential's acquisition strategies and substantially grew our single-family rental portfolio. We also believe our recent agreed-upon sale of non-performing loans at carrying value proves our valuation model and supports the value of our remaining loan portfolio,” said Chief Executive Officer George G. Ellison. “Our results reflect the impact of a continued slowdown in the number of non-performing loan resolutions due to servicing transfers and the fact that we are managing a static non-performing loan pool with no new loan acquisitions in 2015. However, we believe we have sufficient existing equity to acquire at least 25,000 homes and will continue to execute on our strategy to be one of the preeminent single-family rental companies in the industry.”

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¹ Sale is subject to completion of due diligence and final negotiation of definitive purchase agreement. Final purchase price is expected to be in the range of 1-2% of Residential’s balance sheet carrying value for the loans.

Strategic Update

Residential is committed to becoming and maintaining its position as one of the top single-family rental REITs, providing quality, affordable rental homes to working class American families and their communities while also providing a consistent and robust return on equity for its investors. The Company has taken substantial steps to achieve these goals, which are highlighted by the following strategies:

•
The Company believes it can maintain a strong annual dividend as it transitions toward a 100% rental REIT, but more importantly afterwards as well. In the short term, the Company expects that gains on non-performing loan sales will contribute to dividends along with increasing rental income and the existing non-performing loan earnings.

•
The Company expects that it will continue to sell non-performing loans and non-rental REO properties. The first such sale of 871 loans is expected to close in the fourth quarter, and the final agreed-upon sale price of this transaction is expected to be in the range of 1-2% of the balance sheet carrying value of these loans, which the Company believes proves its valuation model and supports the value of its remaining non-performing loan portfolio.

•
The liquidity provided by non-performing loan and non-rental REO sales are expected to be a growth engine that will provide Residential with buying power to increase its rental portfolio to at least 25,000 single-family rental homes in bulk and/or on a one-by-one basis. The Company’s amended repurchase facilities, which provide it with the ability to finance REOs and have significant remaining financing capacity, will provide the Company with additional leverage to build its rental portfolio.

•
The Company and its vendor, Altisource Portfolio Solutions (“Altisource”), strive to be the best-in-class at property management in terms of quality service, geographical reach and cost. The Company believes that Altisource has the capacity and vendor network to provide it with the operational scale and efficiency to manage properties in more than 270 major service areas throughout the United States. Residential believes that Altisource provides property preservation, valuation, property management, renovation, maintenance and brokerage services on a predictable and cost effective basis.

•
The Company is also undertaking grass roots efforts to provide quality, affordable rental homes to working class families while offering them incentives and beneficial programs to improve their credit ratings and provide them with opportunities to improve their living situations. The Company believes the incentives that it can offer to its renters will make its rental properties desirable in the market place which, in turn, can lead to higher occupancy rates and lower turnover, each of which would support an attractive return on equity and result in revenue sustainability.

The Company believes these strategies have commenced in a successful manner and are achievable. If achieved, they can provide a long term, sustainable value proposition for investors.

Third Quarter 2015 Financial Results

Estimated taxable income for the third quarter of 2015 was $10.4 million, as compared to $38.7 million for the third quarter of 2014.

On a GAAP basis, net loss was $5.4 million, or $0.09 per diluted share, for the third quarter of 2015 compared to net income of $37.7 million, or $0.66 per diluted share, for the third quarter of 2014. Net income for the nine months ended September 30, 2015 totaled $20.2 million, or $0.35 per diluted share, compared to net income of $147.4 million, or $2.62 per diluted share, for the nine months ended September 30, 2014.

Webcast and conference call

The Company will host a webcast and conference call on Monday, November 9, 2015, at 8:30 a.m. Eastern Time to discuss its financial results for the third quarter of 2015. The conference call will be webcast live over the internet from the Company’s website at www.altisourceresi.com and can be accessed by clicking on the “Shareholders” link.

About Residential

Residential is focused on providing quality, affordable rental homes to families throughout the United States.  Additional information is available at www.altisourceresi.com.

Forward-looking statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. Residential undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Residential’s ability to implement its business plan; Residential’s ability to leverage strategic relationships on an efficient and cost-effective basis; its ability to compete; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and financing and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Residential’s Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the Securities and Exchange Commission.

Altisource Residential Corporation
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended September 30, 2015	Three months ended September 30, 2014	Nine months ended September 30, 2015	Nine months ended September 30, 2014

Revenues:
Rental revenues	$4,021	$469	$7,561	$719
Net unrealized gain on mortgage loans	27,499	88,726	130,842	258,898
Net realized gain on mortgage loans	12,874	13,727	47,528	33,867
Net realized gain on mortgage loans held for sale	100	302	505	302
Net realized gain on real estate	13,914	3,310	36,926	4,544
Interest income	115	2,568	595	2,757
Total revenues	58,523	109,102	223,957	301,087
Expenses:
Residential property operating expenses	16,574	9,247	45,890	13,550
Real estate depreciation and amortization	2,050	313	4,392	464
Real estate and mortgage loan selling costs and impairment	10,705	5,542	34,235	8,775
Mortgage loan servicing costs	13,477	21,226	47,989	49,588
Interest expense	14,436	11,699	39,477	24,352
General and administrative	3,147	1,819	9,497	5,665
Related party general and administrative	4,988	21,530	25,789	51,629
Total expenses	65,377	71,376	207,269	154,023
Other income	1,518	—	3,518	383
(Loss) income before income taxes	(5,336)	37,726	20,206	147,447
Income tax expense	27	50	53	76
Net (loss) income	$(5,363)	$37,676	$20,153	$147,371

(Loss) earnings per share of common stock – basic:
(Loss) earnings per basic share	$(0.09)	$0.66	$0.35	$2.63
Weighted average common stock outstanding – basic	57,056,625	57,174,150	57,154,734	55,930,010
(Loss) earnings per share of common stock – diluted:
(Loss) earnings per diluted share	$(0.09)	$0.66	$0.35	$2.62
Weighted average common stock outstanding – diluted	57,056,625	57,406,325	57,351,014	56,312,104

Dividends declared per common share	$0.55	$0.55	$1.73	$1.48

Altisource Residential Corporation
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	September 30, 2015 (Unaudited)	December 31, 2014
Assets:
Real estate held for use:
Land	$49,518	$14,424
Rental residential properties (net of accumulated depreciation of $5,048 and $1,062, respectively)	200,136	60,908
Real estate owned	567,228	457,045
Total real estate held for use, net	816,882	532,377
Real estate assets held for sale	133,154	92,230
Mortgage loans at fair value	1,380,575	1,959,044
Mortgage loans held for sale	254,835	12,535
Cash and cash equivalents	83,881	66,166
Restricted cash	25,511	13,282
Accounts receivable	35,507	10,313
Related party receivables	—	17,491
Investment in affiliate	—	18,000
Deferred leasing and financing costs, net	9,806	4,251
Prepaid expenses and other assets	395	373
Total assets	$2,740,546	$2,726,062
Liabilities:
Repurchase and loan and security agreements	$929,478	$1,015,000
Other secured borrowings (including $14,991 repurchase agreement with NewSource at December 31, 2014)	513,049	339,082
Accounts payable and accrued liabilities	63,871	11,678
Related party payables	5,126	33,391
Total liabilities	1,511,524	1,399,151
Commitments and contingencies
Equity:
Common stock, $.01 par value, 200,000,000 authorized shares; 57,225,246 and 55,990,853 shares issued and outstanding, respectively, as of September 30, 2015 and 57,192,212 shares issued and outstanding as of December 31, 2014	572	572
Additional paid-in capital	1,227,334	1,227,091
Retained earnings	21,099	99,248
Treasury stock, at cost, 1,234,393 shares as of September 30, 2015 and 0 shares as of December 31, 2014	(19,983)	—
Total equity	1,229,022	1,326,911
Total liabilities and equity	$2,740,546	$2,726,062

Non-GAAP measures - Estimated REIT taxable income

Estimated REIT taxable income is a measure that we use in connection with monitoring our compliance with certain REIT requirements. We believe that estimated REIT taxable income is useful because our dividends are determined directly by our REIT taxable income due to a REIT's requirement to distribute at least 90% of its taxable income in each fiscal year. Estimated REIT taxable income should not be considered as an alternative to net income or net income per share as indicators of our operating performance.

The following table is a reconciliation of U.S. GAAP net income to estimated REIT taxable income ($ in thousands):

	Three months ended September 30, 2015	Nine months ended September 30, 2015
(Loss) income before income taxes	$(5,336)	$20,206
Add net loss of taxable REIT subsidiaries	5,996	20,062
Adjusted net income	660	40,268
Book to tax differences:
Net unrealized gain on mortgage loans	10,699	3,648
Net realized gain on mortgage loans	(3,002)	(7,257)
Net realized gain on re-performing mortgage loans	(13)	99
Net realized gain on real estate sold	(16,026)	(40,000)
Interest income, advances and recoveries	(1,031)	13,583
Depreciation and amortization	773	873
Valuations and impairments	8,118	22,569
Mortgage loan servicing cost	9,609	35,070
Acquisition fees and due diligence	693	729
Other book/tax differences, net	(35)	188
Estimated REIT taxable income	$10,445	$69,770